                                                                    EXHIBIT 4.7

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT. THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY THE SECURITIES.

THE OUTSTANDING PRINCIPAL AMOUNT REPRESENTED BY THIS DEBENTURE MAY BE LESS THAN THE AMOUNT STATED ON THE FACE HEREOF PURSUANT TO SECTION 8 HEREIN.

No. 1                                                               $________

                          SORRENTO NETWORKS CORPORATION

              9.75% SENIOR CONVERTIBLE DEBENTURE DUE AUGUST 1, 2004

THIS DEBENTURE (this "Debenture") is one of a duly authorized issue of Debentures of SORRENTO NETWORKS CORPORATION, a corporation duly organized and existing under the laws of the State of New Jersey (the "Company"), designated as its 9.75% Senior Convertible Debentures Due August 1, 2004, in an aggregate principal amount of Thirty-Two Million Two Hundred Thousand U.S. Dollars
(U.S. $32,200,000) issued pursuant to the Securities Purchase Agreement (as defined below) (the "Debentures").

FOR VALUE RECEIVED, the Company promises to pay to ________________, the holder hereof, or its order (the "Holder"), the principal sum of _____ Million Dollars ($_________) on August 1, 2004 (subject to extension as provided herein, the "Maturity Date") and to pay interest ("Interest Payments") on the principal sum outstanding from time to time under this Debenture ("Outstanding Principal Amount"), at the rate of 9.75% per annum which shall be cumulative, accrue daily from the date of issuance of this Debenture and be due and payable on the first day of each calendar quarter immediately following the date of issuance of this Debenture (each, an "Interest Payment Date"). If an Interest Payment Date is not a Business Day, then the Interest

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Payment shall be due and payable on the Business Day immediately following such
Interest Payment Date. Interest Payments shall be payable, at the option of the Company, in cash (each such cash Interest Payment being referred to herein as a "Cash Interest Payment") or by one (or any combination) of the Non-Cash Payment Methods which may be elected by the holder of this Debenture by written notice to the Company prior to the Interest Payment Date; provided that the Interest Payments which accrued during any period shall be payable in cash only if the Company provides written notice ("Interest Payment Election Notice") to each holder of Debentures at least ten (10) Business Days prior to the Interest Payment Date. Notwithstanding the foregoing, the Company shall be required to make Cash Interest Payments (a) if Common Stock cannot be issued to Holders without violating the rules of the Principal Market, (b) any event constituting a Triggering Event (as defined in Section 11) or an Event of Default (as defined in Section 22), or an event that with the passage of time and without being cured would constitute a Triggering Event or Event of Default, has occurred and is continuing on the Interest Payment Date or any date which is within 10 Business Days prior to the Interest Payment Date, unless otherwise consented to in writing by the holder of this Debenture entitled to receive such Interest Payment or (c) from and after the time that any Registration Statement (as defined in the Registration Rights Agreement, the "Registration Statement") is required to be effective, the shares of Common Stock issuable in respect of an Interest Payment and otherwise issuable upon conversion of the Debentures and exercise of the Warrants are not registered for resale by the holder in a Registration Statement that is effective and available for the resale by the holder of all of the Registrable Securities (as defined in the Registration Rights Agreement) on the Interest Payment Date or each date which is within 10 Business Days prior to the Interest Payment Date. Any accrued and unpaid Cash Interest Payments which are not paid within two (2) Business Days of such accrued and unpaid Interest Payments' Interest Payment Date shall bear interest at the rate of the lesser of (i) 18.0% per annum or (ii) the maximum amount of interest allowed to be charged by applicable law for commercial transactions of this nature from such Interest Payment Date until the same is paid in full (the "Default Interest"). Interest Payments will be paid to the person in whose name this Debenture (or one or more predecessor Debentures) is registered on the records of the Company regarding registration and transfers of the Debentures (the "Debenture Register").

                  This Debenture is subject to the following additional provisions:

                  1. Exchange. The Debentures are exchangeable for an equal aggregate principal amount of Debentures of different denominations, as requested by the Holder surrendering the same. No service charge will be charged to the Holder for such registration transfer or exchange.

                  2. [Intentionally omitted.]

                  3. Transfers. This Debenture has been issued subject to investment representations of the original purchaser hereof and may be transferred or exchanged in the United States only in compliance with the Securities Act of 1933, as amended (the "Act"), and applicable state securities laws. Prior to due presentment for transfer of this Debenture, the Company may treat the person in whose name this Debenture is duly registered on the Company's Debenture Register as the owner hereof for the purpose of receiving payment as herein provided and all other purposes, whether or not this Debenture be overdue, and the Company shall not be affected by notice to the contrary.

                  4. Definitions. For purposes of this Debenture, the location of defined terms in this Debenture is set forth on the Index of Terms attached hereto and the following terms shall have the following meanings:

                  "Approved Stock Plan" shall mean any employee benefit plan which has been approved by the Board of Directors of the Company, pursuant to which the Company's securities may be issued to any employee, officer, consultant or director for services provided to the Company, provided that the aggregate amount issued or deemed issued under such plan, after the Issuance Date, does not exceed 14,381,116 shares of Common Stock, subject to appropriate adjustment for any stock dividends, any subdivision or combination, or other reorganization of the outstanding shares of Common Stock.

                  "Bloomberg" shall mean Bloomberg Financial Services, L.P. or any other similar financial reporting service as may be selected from time to time by the Company and the holders of the Debentures representing two-thirds of the Outstanding Principal Amount of the Debentures then outstanding.

                  "Business Day" shall mean any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

                  "Closing Bid Price" shall mean, for any security as of any date, the last closing bid price for such security on the Principal Market as reported by Bloomberg, or if the Principal Market begins to operate on an extended hours basis, and does not designate the closing bid price, then the last bid price at 4:00 p.m., New York City Time, as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price is reported for such security by Bloomberg, the last closing trade price for such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Bid Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as mutually determined by the Company and the holders of no less than two-thirds of the Outstanding Principal Amount of the Debentures then outstanding. If the Company and the holders of the Debentures are unable to agree upon the fair market value of the Common Stock, then such dispute shall be resolved pursuant to Section 6(e)(iii) below with the term "Closing Bid Price" being substituted for the term "Closing Sale Price". All such determinations shall be appropriately adjusted for any stock dividend, stock split or other similar transaction during such period.

                  "Closing Sale Price" shall mean, for any security as of any date, the last closing trade price for such security on the Principal Market as reported by Bloomberg, or if the Principal Market begins to operate on an extended hours basis, and does not designate the closing trade price, then the last trade price at 4:00 p.m., New York City Time, as reported by Bloomberg, or if the foregoing do not apply, the last closing trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the last closing ask price of such security as reported by Bloomberg, or, if no last closing ask price is reported for such security by Bloomberg, the average of the highest bid price and the lowest ask price of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Sale Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as mutually determined by the Company and the holders of no less than two-thirds of the Outstanding Principal Amount of the Debentures then outstanding. If the Company and the holders of the Debentures are unable to agree upon the fair market value of the Common Stock, then such dispute shall be resolved pursuant to Section 6(e)(iii) below. All such determinations shall be appropriately adjusted for any stock dividend, stock split or other similar transaction during such period.

                  "Common Stock" shall mean (i) the Common Stock, par value $.30 per share, of the Company and (ii) any capital stock into which such Common Stock shall have been changed or any capital stock resulting from a reclassification of such Common Stock and all other stock of any class or classes (however designated) of the Company the holders of which have the right, without limitation as to amount, either to all or to a share of the balance of current dividends and liquidating dividends after the payment of dividends and distributions on any shares entitled to preference.

                  "Common Stock Deemed Outstanding" shall mean at any given time, the number of shares of Common Stock and Preferred Shares actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to Sections 10(a)(i) and 10(a)(ii) hereof regardless of whether the Options or Convertible Securities are actually exercisable at such time, but excluding any shares of Common Stock owned and Preferred Shares or held by or for the account of the Company or issuable upon conversion of the Debentures or exercise of the Warrants.

                  "Conversion Price" shall mean (A) as of any Conversion Date or other date of determination during the period beginning on the Issuance Date and ending on and including the day immediately preceding the Mandatory Conversion or Redemption Date (as defined below), the Standard Conversion Price, (B) as of any Conversion Date or other date of determination on or after the Mandatory Conversion or Redemption Date, the Maturity Conversion Price and (C) as of any Conversion Date or other date of determination after the Mandatory Conversion or Redemption Date if the Company has failed to pay any and all required payments of the Maturity Date Redemption Price in a timely manner as described in Section 7, the Default Conversion Price, each in effect as of such date and subject to adjustment as provided herein.

                  "Convertible Securities" shall mean any stock or securities (other than Options) directly or indirectly convertible into or exchangeable or exercisable for Common Stock.

                  "Credit Facility" shall mean the indebtedness owed to Silicon Valley Bank or a similar lender pursuant to a credit, loan or similar agreement to be entered into which indebtedness may not exceed $15,000,000 in aggregate principal amount outstanding at any time.

                  "Default Conversion Price" shall mean as of any Conversion Date or other date of determination, the lesser of (A) the Standard Conversion Price as of such date and (B) the product of (x) 100% and (y) the lowest Closing Bid Price during the three (3) trading days ending on and including such Conversion Date or other date of determination.

                  "Escrow Agent" means Bank of New York.

                  "Escrow Amount" means $10,244,635.87.

                  "Financial Ability Failure Maturity Conversion Price" shall mean the product of (i) 100% and (y) the arithmetic average of the Weighted Average Price of the Common Stock on each trading day during the Maturity Measuring Period.

                  "Initial Outstanding Principal Amount" shall mean the Outstanding Principal Amount of this Debenture on the Issuance Date.

                  "Interest Conversion Price" shall mean with respect to any Interest Payment Date, the product of (i) 100% multiplied by (ii) the Closing Bid Price of the Common Stock on the trading day immediately preceding such Interest Payment Date.

                  "Issuance Date" shall mean, with respect to each Debenture, the date of issuance of the applicable Debenture.

                  "Mandatory Conversion or Redemption Date" shall mean August 2, 2004.

                  "Maturity Conversion Price" shall mean the product of (i) 100% and (y) the lesser of (A) the arithmetic average of the Closing Bid Price of the Common Stock on each trading day during the 20 consecutive trading days immediately preceding the Mandatory Conversion or Redemption Date and (B) the Closing Bid Price on the trading day immediately preceding the Mandatory Conversion or Redemption Date.

                  "Maturity Date" shall mean August 2, 2004, unless extended pursuant to Section 7.

                  "Maximum Share Amount" shall mean 2,836,222 shares of Common Stock (subject to adjustment for stock splits, stock dividends, recapitalizations, combinations, reverse stock splits or other similar events).

                  "NASD" shall mean the National Association of Securities Dealers, Inc. (or, where appropriate, the NASDAQ Stock Market).

                  "NASDAQ" shall mean the NASDAQ National Market System.

                  "Non-Cash Payment Methods" shall mean the payment of interest due pursuant to this Debenture by either (i) including the Interest Payment in the Outstanding Principal Amount or (ii) making such Interest Payment in fully paid and non assessable shares of Common Stock ("Interest Payment Shares") in accordance with Section 6, in an amount equal to the quotient of the Interest Payment divided by the Interest Conversion Price on the applicable Interest Payment Date. If the holder fails to elect a Non-Cash Payment Method with respect to any Interest Payment then such Interest Payment shall be treated as provided in clause (ii) of the foregoing sentence.

                  "Options" shall mean any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

                  "Person" shall mean an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

                  "Preferred Shares" shall mean shares of the Series F Preferred Stock.

                  "Principal Market" shall mean NASDAQ, or if the Common Stock is not traded on NASDAQ, then the principal securities exchange or trading market for the Common Stock.

                  "Registration Rights Agreement" shall mean that certain registration rights agreement between the Company and the initial holders of the Debentures relating to the filing of a registration statement covering the resale of the shares of Common Stock issuable upon conversion of the Debentures, exercise of the Warrants and payment of Interest Payment Shares, as such agreement may be amended from time to time as provided in such agreement.

                  "Securities Purchase Agreement" shall mean that certain securities purchase agreement between the Company and the initial holders of the Debentures, as such agreement may be amended from time to time as provided in such agreement.

                  "Series F Preferred Stock" shall mean the Company's Series F Cumulative Redeemable Preferred Stock, $.01 par value per share, with the voting powers, preferences and relative, participating, optional and other special rights set forth in the Certificate of Designations attached hereto as Exhibit II.

                  "Shareholder Vote" shall mean the Company providing each stockholder of the Company entitled to vote at the earlier of (1) 120 days from the date of the Issuance Date (the "Stockholder Meeting Deadline") or (2) the next meeting of the stockholders with a proxy statement, which has been previously reviewed by the Holders and a counsel of their choice, soliciting each such stockholder's affirmative vote at such stockholder meeting for approval of the Company's issuance of Common Stock upon conversion of the Debenture and exercise of the Warrants at a price per share less than the market value of the Common Stock as of the Issuance Date in accordance with applicable law and the rules and regulations of the Principal Market (such affirmative approval being referred to herein as the "Shareholder Approval"), and the Company shall use its best efforts, including retaining the services of a nationally recognized proxy solicitation firm to solicit the Shareholder Approval and to cause the Board of Directors of the Company to recommend Shareholder Approval to the stockholders.

                  "Standard Conversion Price" shall mean Seven and 21/100 Dollars ($7.21), subject to adjustment as provided herein.

                  "Strategic Financing" shall mean the issuance of Common Stock or warrants to purchase Common Stock at a purchase price or an exercise price, as the case may be, that is not less than the Closing Bid Price of the Common Stock over the five (5) Business Days prior to issuance of such Common Stock or warrant, to any strategic partner, the primary purpose of which is not to raise equity capital but to establish (i) strategic alliances in the telecommunications industry or (ii) contractual relationships with Persons who will assist in the marketing and promoting of the Company and its products; provided that the aggregate number of shares of Common Stock which the Company may issue pursuant to this definition shall not exceed 1,000,000 shares (subject to adjustment for stock splits, stock dividends, stock combination and similar transactions).

                  "Warrants" shall mean the warrants to purchase shares of Common Stock issued by the Company pursuant to the Securities Purchase Agreement.

                  "Weighted Average Price" shall mean, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30 a.m., New York City Time, and ending at 4:00 p.m., New York City Time, as reported by Bloomberg through its "Volume at Price" function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30 a.m., New York City Time, and ending at 4:00 p.m., New York City Time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Weighted Average Price cannot be calculated for such security on such date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the holders of no less than two-thirds of the Outstanding Principal Amount of the Debentures then outstanding. If the Company and the holders of the Debentures are unable to agree upon the fair market value of the Common Stock, then such dispute shall be resolved pursuant to Section 6(e)(iii) with the term "Weighted Average Price" being substituted for the term "Closing Sale Price." All such determinations shall be appropriately adjusted for any stock dividend, stock split or other similar transaction during such period.

                  5. NASD Approval. The Company has submitted to the NASD a written request as to whether the transaction contemplated by the Debentures and Warrants requires a Shareholder Approval. If the Company receives, on or prior to August 29, 2001 (the "NASD Deadline"), a written response to such request satisfactory in form and substance to the holders (voting in their sole discretion) of not less than a majority of the Outstanding Principal Amount of the Debentures (the "NASD Approval"), then the NASD Approval shall be deemed to have been obtained.

                  6. Conversion at the Option of the Holder. The Holder of this Debenture shall have the following conversion rights:

                           (a) Holder's Right to Convert. Subject to Sections
6(b) and 17, at any time or times on or after the Closing Date, this Debenture is convertible, at the option of the Holder hereof, into fully paid, validly issued and nonassessable shares of Common Stock and Preferred Shares (or fractional interests therein) in accordance with Section 6(e) at the Conversion Rate (as defined below). If this Debenture remains outstanding on the Mandatory

Conversion or Redemption Date, then, pursuant and subject to Section 7, this Debenture shall be converted at the Conversion Rate as of such date in accordance with Section 7 or redeemed by the Company in accordance with Section
7. The Company shall not issue any fraction of a share of Common Stock or of a Preferred Share (other than tenths of a Preferred Share) upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock or of a Preferred Share (other than tenths of a Preferred Share), the Company shall round such fraction of a share of Common Stock or of a Preferred Share up or down to the nearest whole share, or one-tenth of a whole share, respectively.

                           (b) Limitations on Number of Conversion Shares.
Notwithstanding anything to the contrary contained herein, the Company shall not be obligated to issue any shares of Common Stock upon conversion of the Debentures if the issuance of such shares of Common Stock would exceed that number of shares of Common Stock which the Company may issue upon conversion of the Debentures without breaching the Company's obligations under the rules or regulations of the Principal Market, or the market or exchange where the Common Stock is then traded (the "Exchange Cap"), except that such limitation shall not apply in the event that the Company (i) obtains the approval of its stockholders as required by the applicable rules of the Principal Market (or any successor rule or regulation) for issuances of Common Stock in excess of such amount, or
(ii) obtains either the NASD Approval or a written opinion from outside counsel to the Company that such stockholder approval is not required, which opinion shall be satisfactory in form and substance to the holders of not less than a majority (voting in their sole discretion) of the Outstanding Principal Amount of the Debentures. Until such approval or written opinion is obtained, no purchaser of Debentures pursuant to the Securities Purchase Agreement (the "Purchasers") shall be issued, upon conversion of Debentures, shares of Common Stock in an amount greater than the product of (x) the Exchange Cap amount multiplied by (y) a fraction, the numerator of which is the aggregate principal amount of Debentures issued to such Purchaser pursuant to the Securities Purchase Agreement and the denominator of which is the aggregate principal amount of all the Debentures issued to the Purchasers pursuant to the Securities Purchase Agreement (the "Cap Allocation Amount"). To the extent that, solely as a result of the Exchange Cap, the Company is not required to issue any number of shares of Common Stock that would otherwise be issuable upon conversion pursuant to the terms of the Debentures, then upon any conversion of the Debentures, the Company shall issue one-tenth of a Preferred Share for each share of Common Stock that would otherwise be issuable but for the Exchange Cap. In the event that any Purchaser shall sell or otherwise transfer any portion of the principal amount of such Purchaser's Debentures, the transferee shall be allocated a pro rata portion of such Purchaser's Cap Allocation Amount. In the event that any holder of Debentures shall convert all of such holder's Debentures into a number of shares of Common Stock which, in the aggregate, is less than such holder's Cap Allocation Amount, then the difference between such holder's Cap Allocation Amount and the number of shares of Common Stock actually issued to such holder shall be allocated to the respective Cap Allocation Amounts of the remaining holders of Debentures on a pro rata basis in proportion to the aggregate principal amount of the Debentures then held by each such holder.

                           (c) If this Debenture is converted in part, the
remaining portion of this Debenture not so converted shall remain entitled to the conversion rights provided herein.

                           (d) Conversion Rate for Holder Converted Shares. The
Outstanding Principal Amount of this Debenture that is converted into shares of Common Stock and Preferred

Shares (or fractional interests therein) (to the extent that Preferred Shares are issuable in lieu of Common Stock) shall be convertible into the number of shares of Common Stock and fractional interests in Preferred Shares (measured in tenths) which results from application of the following formula:

                                       P
                           --------------------------
                                Conversion Price

         P    =   Outstanding Principal Amount of this Debenture submitted for conversion including interest as provided above in the introduction to this Debenture.

The number of shares of Common Stock and Preferred Shares (to the extent that Preferred Shares are issuable in lieu of Common Stock) into which this Debenture may be converted pursuant to the foregoing formula is hereafter referred to as the "Conversion Rate."

                           (e) Mechanics of Conversion. The conversion of this
Debenture shall be conducted in the following manner:

                                    (i) Holder's Delivery Requirements. To
convert this Debenture (in whole or in part) into shares of Common Stock and Preferred Shares and fractional interests therein (to the extent that Preferred Shares are issuable in lieu of Common Stock) on any date, the Holder shall (A) transmit by facsimile (or otherwise deliver), on or prior to 11:59 p.m., New York City Time, on such date, a copy of a fully completed notice of conversion executed by the Holder in the form attached hereto as Exhibit I (the "Conversion Notice") to the Company and the Company's designated transfer agent (the "Transfer Agent") and (B) if required by Section 8, surrender to a common carrier for delivery to the Company as soon as practicable following such date this Debenture.

                                    (ii) Company's Response. Upon receipt by the
Company of copy of a Conversion Notice, the Company shall (A) as soon as practicable, but in any event within one (1) Business Day, send, via facsimile, a confirmation of receipt of such Conversion Notice to such holder and the Transfer Agent, which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein and (B) then on or before the second (2nd) Business Day following the date of receipt by the Company of such Conversion Notice (the "Share Delivery Date"), (x) issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock and Preferred Shares and fractional interests therein (to the extent that Preferred Shares are issuable in lieu of Common Stock) to which the Holder shall be entitled, or, solely with respect to shares of Common Stock, (y) provided the Transfer Agent is participating in The Depository Trust Company ("DTC") Fast Automated Securities Transfer Program, upon the request of the holder, credit such aggregate number of shares of Common Stock to which the holder shall be entitled to the holder's or its designee's balance account with DTC through its Deposit Withdrawal Agent Commission system. If the specified principal amount submitted for conversion, as may be required pursuant to Section 8, is less than the then Outstanding Principal Amount of this Debenture, then the Company shall, as soon as practicable and in no event later than three Business Days after receipt of the Debenture (the "Debenture Delivery Date") and at its own expense, issue and deliver to the holder a new Debenture representing the Outstanding Principal Amount not converted. The effective date of conversion (the "Conversion Date") shall be deemed to be the date on which the Company receives by facsimile the Conversion Notice, and the person or persons entitled to receive the shares of Common Stock and Preferred Shares and fractional interests therein (to the extent that Preferred Shares are issuable in lieu of Common Stock) issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock or Preferred Shares on such date.

                                    (iii) Dispute Resolution. In the case of a
dispute as to the determination of the Closing Sale Price or the arithmetic calculation of the Conversion Rate, the Company shall instruct the Transfer Agent to issue to the Holder the number of shares of Common Stock and Preferred Shares (to the extent that Preferred Shares are issuable in lieu of Common Stock) that is not disputed and shall transmit an explanation of the disputed determinations or arithmetic calculations to the Holder via facsimile within one
(1) Business Day of receipt of the Holder's Conversion Notice or other date of determination. If the Holder and the Company are unable to agree upon the determination of the Closing Sale Price or arithmetic calculation of the Conversion Rate within two (2) Business Days of such disputed determination or arithmetic calculation being transmitted to the Holder, then the Company shall within one (1) Business Day submit via facsimile (A) the disputed determination of the Closing Sale Price to an independent, reputable investment bank selected by the Company and approved by the holders of at least two-thirds of the Outstanding Principal Amount of the Debentures then outstanding or (B) the disputed arithmetic calculation of the Conversion Rate to the Company's independent, outside accountant. The Company shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the holders of the results no later than two (2) Business Days from the time it receives the disputed determinations or calculations. Such investment bank's or accountant's determination or calculation, as the case may be, shall be binding upon all parties absent manifest error. Such investment bank or accountant shall be engaged solely by the Company and all fees and expenses of such investment bank or accountant shall be paid by the Company.

                                    (iv) Company's Failure to Timely Convert.

                                    (A) Cash Damages. If (x) within five (5)
Business Days after the Company's receipt of the facsimile copy of a Conversion Notice the Company has failed to issue and deliver a certificate to a Holder or credit the Holder's balance account for the number of shares of Common Stock and Preferred Shares and fractional interests therein (to the extent that Preferred Shares are issuable in lieu of Common Stock) to which the Holder is entitled upon the Holder's conversion of this Debenture or (y) within five (5) Business Days of the Company's receipt of this Debenture the Company has failed to issue and deliver a Debenture representing the Outstanding Principal Amount of this Debenture not so converted, then in addition to all other available remedies which such Holder may pursue hereunder and under the Securities Purchase Agreement (including indemnification pursuant to Section 8 thereof), the Company shall pay additional damages to such Holder for each day after the Share Delivery Date that such conversion is not timely effected and/or each day after the Debenture Delivery Date that this Debenture is not delivered in an amount equal to 0.5% of the product of (I) the sum of the number of shares of Common Stock and Preferred Shares (to the extent, including fractional interests, that Preferred Shares are issuable in lieu of Common Stock) not issued to the Holder on or prior to the Share Delivery Date and to which such Holder is entitled as set forth in the applicable Conversion Notice and, in the event the Company has failed to deliver a Debenture to the Holder on or prior to the Debenture Delivery Date, the number of shares of Common Stock and Preferred Shares (to the extent, including fractional interests, that Preferred Shares are issuable in lieu of Common Stock) issuable upon conversion of this Debenture as of the Debenture Delivery Date and (II) the Closing Sale Price of Common Stock on the Share Delivery Date, in the case of the failure to deliver Common Stock, or the Debenture Delivery Date, in the case of failure to deliver a Debenture. If the Company fails to pay the additional damages set forth in this Section 6(d)(iv)(A) within five (5) Business Days of the date incurred, then the Holder shall have the right at any time, so long as the Company continues to fail to make such payments, to require the Company, upon written notice, to immediately issue, in lieu of such cash damages, the number of shares of Common Stock and Preferred Shares (to the extent, including fractional interests, that Preferred Shares are issuable in lieu of Common Stock) equal to the quotient of (X) the aggregate amount of the damages payments described herein divided by (Y) the Conversion Price in effect on such Conversion Date as specified by the Holder in the Conversion Notice.

                                    (B) Void Conversion Notice; Adjustment of
Standard Conversion Price. If for any reason a holder has not received all of the shares of Common Stock and Preferred Shares (to the extent, including fractional interests, that Preferred Shares are issuable in lieu of Common Stock) to which such holder is entitled prior to the tenth (10th) Business Day after the Share Delivery Date with respect to a conversion of this Debenture, then the Holder upon written notice to the Company, with a copy to the Transfer Agent, may void its Conversion Notice; provided that the voiding of the Holder's Conversion Notice shall not effect the Company's obligations to make any payments which have accrued prior to the date of such notice. Thereafter, the Standard Conversion Price shall be adjusted to the lesser of (x) the Standard Conversion Price as in effect on the date on which the Holder voided the Conversion Notice and (y) the lowest Weighted Average Price of the Common Stock during the period beginning on the applicable Conversion Date and ending on the date the Holder voided the Conversion Notice, subject to further adjustment as provided in this Debenture.

                                    (C) Conversion Failure. If for any reason
the Holder has not received all of the shares of Common Stock and Preferred Shares (to the extent, including fractional interests, that Preferred Shares are issuable in lieu of Common Stock) to which the Holder is entitled prior to the tenth (10th) Business Day after the Share Delivery Date with respect to a conversion of this Debenture (a "Conversion Failure"), then the Holder, upon written notice to the Company, may require that the Company redeem the entire Outstanding Principal Amount of all Debentures held by the Holder in an amount equal to 125% of such Outstanding Principal Amount, including the specified principal amount previously submitted for conversion and with respect to which the Company has not delivered shares of Common Stock and Preferred Shares (to the extent, including fractional interests, that Preferred Shares are issuable in lieu of Common Stock), in accordance with Section 6.

                                    (D) Pro Rata Conversion. Subject to Section
6(b), in the event the Company receives a Conversion Notice from more than one holder of Debentures for the same Conversion Date and the Company can convert some, but not all, of such Debentures, the Company shall convert from each holder of Debentures electing to have Debentures converted at such time a pro rata amount of such Holder's Debentures submitted for conversion based on the Outstanding Principal Amount of Debentures submitted for conversion on such date by such holder relative to the Outstanding Principal Amount of all Debentures submitted for conversion on such date.

                                    (v) In addition to any other rights
available to the Holder, if the Company fails to deliver to the Holder a certificate or certificates representing the Common Stock pursuant to Section 6(e)(ii) by the fifth trading day after the date of exercise, and if after such fifth trading day the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Common Stock which the Holder anticipated receiving upon such exercise (a "Buy-In"), then the Company shall, to the extent such a payment is not then prohibited or restricted under the Debenture, pay (1) in cash to the Holder the amount by which (x) the Holder's total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (A) the number of shares of Common Stock that the Company was required to deliver pursuant to Section 6(e)(ii) to deliver to the Holder in connection with the exercise at issue by
(B) the per share market value at the time of the obligation giving rise to such purchase obligation and (2) deliver to the Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its exercise and delivery obligations under Section 6(e)(ii). For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of shares of Common Stock with a market price on the date of exercise totaled $10,000, under clause (A) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In.

                  7. Mandatory Redemption or Conversion at Maturity.

                           (a) If this Debenture remains outstanding on the
Mandatory Conversion or Redemption Date, the Company shall either (i) convert the Outstanding Principal Amount of this Debenture at the Conversion Rate as of the Maturity Date without the Holder being required to give a Conversion Notice on such Maturity Date (a "Maturity Date Mandatory Conversion") provided that the Common Stock can be issued to Holders without violating the rules of the Principal Market, or (ii) redeem the Outstanding Principal Amount of this Debenture for an amount in cash (the "Maturity Date Redemption Price") equal to 100% of the portion of the Outstanding Principal Amount of the Debenture for which the redemption option has been elected plus accrued interest on the Mandatory Conversion or Redemption Date (a "Maturity Date Mandatory Redemption"). On or prior to the date which is 125 trading days prior to the Mandatory Conversion or Redemption Date, the Company shall deliver written notice to the Holder (a "Maturity Date Election Notice"), which Maturity Date Election Notice shall state (i) the portion of the Outstanding Principal Amount of this Debenture that the Company has elected to convert on the Maturity Date pursuant to a Maturity Date Mandatory Conversion and (ii) the portion of the Outstanding Principal Amount of this Debenture that the Company has elected to redeem on the Mandatory Conversion or Redemption Date pursuant to a Maturity Date Mandatory Redemption. If the Company has elected more than one of the Maturity Date Mandatory Conversion and Maturity Date Mandatory Redemption with respect to the Maturity Date, then the Company shall redeem the Outstanding Principal Amount of the Debenture and/or convert the Outstanding Principal Amount of the Debenture pro rata from the holders of Debentures then outstanding (based on the principal amount of the Debentures issued to the Holder on the Issuance Date relative to the aggregate principal amount of the Debentures issued to all holders on the Issuance Date (such relative amount being referred to herein as each such holder's "Maturity Allocation Percentage")). In the event that any initial holder of Debentures shall sell or otherwise transfer any portion of the principal amount of such holder's Debentures, then the transferee shall be allocated a pro rata portion of such holder's Maturity Allocation Percentage. If the Company fails to deliver to the Holder a Maturity Date Election Notice at least 30 trading days prior to the Maturity Date, then the Company shall be deemed to have elected a Maturity Date Mandatory Conversion.

                           (b) If the Company elects a Maturity Date Mandatory
Redemption, then on the Maturity Date the Company shall pay to the Holder, by wire transfer of immediately available funds to an account designated in writing by such holder, an amount selected for redemption pursuant to this Section 7 equal to the Maturity Date Redemption Price. On or before the thirtieth (30th) trading day but not prior to the sixtieth (60th) trading day immediately preceding the Maturity Date (the "Test Date"), the Company must demonstrate to the satisfaction of holders of not less than two-thirds of the then Outstanding Principal Amount of the Debentures then outstanding that the Company has or will have sufficient cash or financing to allow the Company to pay the Maturity Date Redemption Price on the Mandatory Conversion or Redemption Date (the "Financial Ability Test"). In the event that the Company cannot satisfy the Financial Ability Test, then the Company shall be deemed to have elected as of the Test Date a Maturity Date Mandatory Conversion at the Financial Ability Failure Maturity Conversion Price as to the Outstanding Principal Amount of all Debentures for which the Company was unable to satisfy the Financial Ability Test as of the Test Date.

                           (c) If the Company elects, or is deemed to have
elected pursuant to clause (b), a Maturity Date Mandatory Redemption and fails to redeem the entire portion of the Outstanding Principal Amount selected, or deemed to have been selected pursuant to clause (b), for redemption which was outstanding on the Mandatory Conversion or Redemption Date by payment of the Maturity Date Redemption Price, then in addition to any remedy the Holder may have under this Debenture, the Securities Purchase Agreement and the Registration Rights Agreement, (i) the applicable Maturity Date Redemption Price payable in respect of such unredeemed Outstanding Principal Amount shall bear interest at the rate of 1.5% per month, prorated for partial months, until paid in full, and (ii) the Holder shall have the option to require the Company to convert any or all of the Outstanding Principal Amount that the Company elected to redeem under this Section 7 and for which the Maturity Date Redemption Price (together with any interest thereon) has not been paid into shares of Common Stock and Preferred Shares (to the extent, including fractional interests, that Preferred Shares are issuable in lieu of Common Stock) equal to the number which results from dividing the Maturity Date Redemption Price (together with any interest thereon) by the Default Conversion Price.

                           (d) If the Company has elected or is deemed to have
elected a Maturity Date Mandatory Conversion then that portion of the Outstanding Principal Amount with respect to which the Company has elected a Maturity Date Mandatory Conversion which remains outstanding on the Maturity Date shall be converted at the Conversion Rate on such Maturity Date as if the Holder had delivered a Conversion Notice with respect to such Outstanding Principal Amount on the Maturity Date. Promptly following the Maturity Date, the Holder shall surrender this Debenture to the Company or the Transfer Agent. If the Company has elected, or is deemed to have elected pursuant to this Section 7, a Maturity Date Mandatory Conversion and the Holder has not received all of the shares of Common Stock and Preferred Shares (to the extent, including fractional interests, that Preferred Shares are issuable in lieu of Common Stock) to which the Holder is entitled or the Company has failed to pay the Maturity Date Redemption Price in a timely manner as described above, then the Maturity Date shall be automatically extended until the date the Holder receives such shares of Common Stock and Preferred Shares (to the extent, including fractional interests, that Preferred Shares are issuable in lieu of Common Stock) or Maturity Date Redemption Price and shall be further extended for as long as (i) the conversion of this Debenture would violate the provisions of Section 17, (ii) a Triggering Event or an Event of Default shall have occurred and be continuing, or (iii) an event shall have occurred and be continuing which with the passage of time and the failure to cure would result in a Triggering Event or an Event of Default. Notwithstanding anything to the contrary in this Section 7, the Holder may convert such Outstanding Principal Amount (including the portion of the Outstanding Principal Amount with respect to which the Company has elected a Maturity Date Mandatory Conversion or has elected a Maturity Date Mandatory Redemption), but subject to Section 6(b) and
Section 17, into shares of Common Stock and Preferred Shares (to the extent, including fractional interests, that Preferred Shares are issuable in lieu of Common Stock) pursuant to Section 6 on or prior to the date immediately preceding the Maturity Date. In the event the Holder delivers a Conversion Notice to the Company after the Holder's receipt of a Maturity Date Election Notice with respect to the Outstanding Principal Amount covered by such Conversion Notice and the Company has elected in such Maturity Date Election Notice more than one of the Maturity Date Mandatory Conversion and Maturity Date Mandatory Redemption with respect to such Outstanding Principal Amount, then the Outstanding Principal Amount shall be reduced, first, from the portion of the Outstanding Principal Amount, if any, designated by the Company as being subject to a Maturity Date Mandatory Conversion in the Maturity Date Election Notice, and then from the portion of the Outstanding Principal Amount designated by the Company as being subject to a Maturity Date Mandatory Redemption in such Maturity Date Election Notice.

                  8. Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of this Debenture in accordance with the terms hereof, the Holder shall not be required to physically surrender the Debenture to the Company unless the entire Outstanding Principal Amount is being converted. The Holder and the Company shall maintain records showing the principal amount so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of the Debenture upon each such conversion. In the event of any dispute or discrepancy, such records of the Company establishing the then Outstanding Principal Amount shall be controlling and determinative in the absence of manifest error. Notwithstanding the foregoing, if the principal amount represented by the Debenture is converted as aforesaid, the Holder may not transfer the Debenture unless the Holder first physically surrenders the Debenture to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Debenture of like tenor, registered as the Holder may request, representing in the aggregate the Outstanding Principal Amount represented by such Debenture. The Holder and any assignee, by acceptance of a Debenture, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any portion of the Debenture, the Outstanding Principal Amount of the Debenture may be less than the amount stated on the face hereof. Each Debenture shall bear the following legend:

                           THE OUTSTANDING PRINCIPAL AMOUNT REPRESENTED BY THIS
DEBENTURE MAY BE LESS THAN THE AMOUNT STATED ON THE FACE HEREOF PURSUANT TO
SECTION 8 HEREIN.

                  9. Conversion at the Company's Election. On any day after the first anniversary of the Closing Date (the "Conversion Election Date"), the Company shall have the right, in its sole discretion, to require that some or all of the outstanding Debentures be converted (the "Company's Conversion Election") at the applicable Conversion Rate; provided that the Conditions to Conversion At The Company's Election (as set forth below) are satisfied as of the Company's Election Conversion Date; provided further, however, that the Company may not deliver more than one Company's Conversion Election Notice. The Company shall exercise its right to Company's Conversion Election by providing each holder of Debentures written notice ("Company's Conversion Election Notice") by facsimile and overnight courier on or after the Conversion Election Date, subject to the provisions and the conditions of this Section 9. The date on which each of such holders of the Debentures actually receives the Company's Conversion Election Notice is referred to herein as the "Company's Conversion Election Notice Date." If the Company elects to require conversion of some, but not all, of the Debentures then outstanding, the Company shall require conversion of an amount from each holder of the Debentures equal to the product of (a) the total Outstanding Principal Amount of the Debentures which the Company has elected to convert multiplied by (b) the quotient of the aggregate Outstanding Principal Amount of the Debentures held by such holder divided by the aggregate Outstanding Principal Amount of the Debentures held by all holders, in each case, as of the Conversion Election Date (such amount with respect to each holder of such Debentures being referred to herein as its "Pro Rata Conversion Amount"). In the event that any initial holder of the Debentures shall sell or otherwise transfer any of such holder's Debentures, the transferee shall be allocated a pro rata portion of such holder's Pro Rata Conversion Amount. The Company's Conversion Election Notice shall indicate (i) the aggregate Outstanding Principal Amount of the Debentures the Company has selected for conversion, (ii) the date selected by the Company for conversion (the "Company's Election Conversion Date"), which date shall be not less than 20 Business Days or more than 60 Business Days after the Company's Conversion Election Notice Date, and (iii) each holder's Pro Rata Conversion Amount. Subject to the satisfaction of all the conditions of this Section 9, on the Company's Election Conversion Date each holder of Debentures selected for conversion will be deemed to have submitted a Conversion Notice in accordance with Section 6 for a principal amount equal to such holder's Pro Rata Conversion Amount. "Conditions To Conversion At the Company's Election" means the following conditions: (i) on each day (other than days during an Allowable Grace Period (as defined in the Registration Rights Agreement)) during the period beginning on and including the date the Registration Statement is declared effective by the SEC and ending on and including the Company's Conversion Election Notice Date, the Registration Statement (as defined in the Registration Rights Agreement) which includes the Registrable Securities relating to the Debentures selected for conversion shall be effective and available for the sale of at least all the Registrable Securities; (ii) on each day during the period beginning on the date which is 30 trading days prior to the date of the Company's Conversion Election Notice Date and ending on and including the Company's Election Conversion Date, the Registration Statement shall be effective and available for the sale of at least all of the Registrable Securities required to be included in such Registration Statement and there shall not have been any Grace Periods (as defined in the Registration Rights Agreement); (iii) on each day during the period beginning on the Issuance Date and ending on and including the Company's Election Conversion Date, the Common Stock is designated for quotation on the NASDAQ or The New York Stock Exchange, Inc. ("NYSE") and shall not have been suspended from trading on such market or exchange (other than suspensions of not more than one day and occurring prior to the Company's Conversion Election Notice Date due to business announcements by the Company) nor shall delisting or suspension by such market or exchange been threatened or pending either (A) in writing by such market or exchange or (B) by falling below the minimum listing maintenance requirements of such market or exchange; (iv) during the period beginning on the Issuance Date and ending on and including the Company's Election Conversion Date, there shall not have occurred (A) an event constituting a Triggering Event or an Event of Default, (B) an event that with the passage of time and without being cured would constitute a Triggering Event or an Event of Default, or (C) the public announcement of a pending, proposed or intended Change of Control, unless such pending, proposed or intended Change of Control has been terminated, abandoned or consummated and the Company has publicly announced such termination, abandonment or consummation of such Change of Control; (v) the aggregate Outstanding Principal Amount of the Debentures selected for conversion by the Company as reflected in the Company's Conversion Election Notice is at least $1,000,000 or, if the then which remain Outstanding Principal Amount is less than $1,000,000, then the Outstanding Principal Amount of the Debentures; (vi) during the period beginning on the Closing Date and ending on and including the Company's Election Conversion Date, the Company shall have delivered Conversion Shares upon conversion of the Debentures and Warrant Shares upon exercise of the Warrants to the holders on a timely basis as set forth in Section 6 hereof and Sections 2(a) and 2(b) of the Warrants, respectively; (vii) unless the NASD Approval has been obtained on or prior to the NASD Deadline, on the earlier to occur of (A) the Stockholder Meeting Deadline and (B) the date on which the Company holds its next meeting of stockholders, the Company shall have received the Shareholder Approval, (viii) the Company shall not have failed to timely make any payments within five (5) Business Days of when such payment is due, whether as interest or penalty payments, pursuant to the Debentures, the Securities Purchase Agreement, the Registration Rights Agreement or the Warrants, including, but not limited to, Interest Payments, Default Interest and cash payments due under the provisions of the Securities Purchase Agreement, the Registration Rights Agreement, and the Warrants; and (ix) the Closing Bid Price of the Common Stock for each of the twenty (20) consecutive trading days immediately prior to the Company's Conversion Election Notice (as defined below) is at or above $12.6175 (subject to adjustment for stock splits, stock dividends, recapitalizations, combinations, reverse stock splits or other similar events). Notwithstanding the foregoing, any holder of Debentures may convert such shares (including Debentures selected for conversion hereunder) into Common Stock pursuant to Section 6 on or prior to the date immediately preceding the Company's Election Conversion Date.

                  10. Adjustments to Conversion Price. The Conversion Price will be subject to adjustment from time to time as provided in this Section 10:

         (a) Adjustment of Standard Conversion Price upon Issuance of Common Stock. If and whenever on or after the Issuance Date and until February 1, 2003 (the "Initial Adjustment

Termination Date"), the Company issues or sells, or in accordance with this
Section 10(a) is deemed to have issued or sold, any shares of Common Stock (but excluding shares of Common Stock (collectively, the "Excluded Securities"): (i) deemed to have been issued by the Company in connection with an Approved Stock Plan; (ii) deemed to have been issued upon issuance of the Debentures or issued upon conversion of the Debentures; (iii) issued upon exercise of the Warrants;
(iv) issued as Interest Payment Shares; (v) issued upon exercise of Options or Convertible Securities which are outstanding on the date immediately preceding the Issuance Date, provided that such issuance of shares of Common Stock upon exercise of such Options or Convertible Securities is made pursuant to the terms of such Options or Convertible Securities in effect on the date immediately preceding the Issuance Date and such Options or Convertible Securities are not amended after the date immediately preceding the Issuance Date; (vi) issued or deemed to have been issued by the Company upon the exchange of the Series A Preferred Stock (the "Subsidiary Preferred Stock") of Sorrento Networks, Inc., a Delaware corporation not in excess of 19.99% of the issued and outstanding Common Stock as of the Issuance Date; (vii) issued to any bank or equipment lessor in transactions primarily not for equity financing purposes provided that the aggregate number of shares issued or deemed issued in any such transaction does not exceed the product of (A) 20% multiplied by (B) the initial principal amount of the loans in such transaction divided by the Closing Bid Price of the Common Stock on the trading day immediately prior to the date of such issuance or deemed issuance and (viii) issued pursuant to a Strategic Financing) for a consideration per share (the "New Securities Issuance Price") less than a price equal to the greater of (I) the Standard Conversion Price in effect immediately prior to such time and (II) the Closing Bid Price of the Common Stock on the trading day immediately preceding such issuance date (the greater of (I) and (II), the "Applicable Price"), then immediately after such issue or sale:

         (i) if the NASD Approval has been obtained prior to the NASD Deadline, then to the extent that the New Securities Issuance Price is less than the Standard Conversion Price then in effect, the Standard Conversion Price then in effect shall be reduced to an amount equal to the New Securities Issuance Price; provided, however, that to the extent that as a result of such adjustment and all previous adjustments pursuant to this Section 10, the Company would be required to issue an aggregate number of additional shares of Common Stock in respect of the Debentures and the Warrants (excluding from such calculation all shares issuable pursuant to the terms of the Debentures and Warrants as of the Issuance Date) in excess of the Maximum Share Amount and the Company has not received the Shareholder Approval, then for each share of Common Stock in excess of the Maximum Share Amount that the Company would otherwise be required to issue upon conversion of the Debentures, it shall issue upon conversion one-tenth of one Preferred Share; and

         (ii) if the NASD Approval has not been obtained prior to the NASD Deadline, then to the extent that the New Securities Issuance Price is less than the Standard Conversion Price then in effect, (A) if the Company has obtained the Shareholder Approval, the Standard Conversion Price then in effect shall be reduced to an amount equal to the New Securities Issuance Price and (B) if the Company has not obtained the Shareholder Approval, the Company
                 (I) shall determine the number (the "Dilution Adjustment Number") of additional shares of Common Stock that it would be required to issue upon conversion of the Debentures if the Standard Conversion Price were to be reduced to an amount equal to the New Securities Issuance Price (treating solely for such purpose each one-tenth interest in each Preferred Share then issuable upon conversion as if it were a share of Common Stock) and (II) shall increase the number of Preferred Shares issuable upon conversion of the Debentures by an amount equal to the relevant (x) Dilution Adjustment Number, (y) divided by 10.

         From and after the Initial Adjustment Termination Date, if the Company issues or sells, or in accordance with this Section 10 is deemed to have issued or sold, any shares of Common Stock (other than any Excluded Securities) at a New Securities Issuance Price less than the Closing Bid Price of the Common Stock on the trading day immediately prior to such issue or sale, then immediately after such issue or sale:

         (i) if the NASD Approval has been obtained prior to the NASD Deadline, the Standard Conversion Price then in effect shall be reduced to an amount equal to (A) the Standard Conversion Price in effect immediately prior to such issue or sale (B) multiplied by (1) a fraction (the "Adjustment Fraction") the numerator of which is equal to the sum of (I) the product derived by multiplying the Closing Bid Price by the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale plus (II) the consideration, if any, received by the Company upon such issue or sale, and (2) the denominator of which is equal to the product derived by multiplying (I) such Closing Bid Price by (II) the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale; provided, however, that to the extent that as a result of such adjustment and all previous adjustments pursuant to this Section 10, the Company would be required to issue an aggregate number of additional shares of Common Stock in respect of the Debentures and the Warrants (excluding from such calculation all shares issuable pursuant to the terms of the Debentures and Warrants as of the Issuance Date) in excess of the Maximum Share Amount and the Company has not received the Shareholder Approval, then for each share of Common Stock in excess of the Maximum Share Amount that the Company would otherwise be required to issue upon conversion of the Debentures, it shall issue upon conversion one-tenth of one Preferred Share; and

         (ii) if the NASD Approval has not been obtained prior to the NASD Deadline, then (A) if the Company has obtained the Shareholder Approval, the Standard Conversion Price then in effect shall be reduced to an amount equal to (I) the Standard Conversion Price in effect immediately prior to such issue or sale (II) multiplied by the Adjustment Fraction, and (B) if the Company has not obtained the Shareholder Approval, the Company (I) shall determine the number (the "Weighted Average Dilution Adjustment Number") of additional shares of Common Stock that it would be required to issue upon conversion of the Debentures if the Standard Conversion Price were to be reduced to an amount equal to (x) the Standard Conversion Price in effect immediately prior to such issue or sale (y) multiplied by the Adjustment Fraction and (B) shall increase the number of Preferred Shares issuable upon conversion of the Debentures by an amount equal to (I) the relevant Weighted Average Dilution Adjustment Number (II) divided by 10.

                  For purposes of determining the adjusted Standard Conversion Price under this Section 10, the following shall be applicable:

                           (i) Issuance of Options. If the Company in any manner
grants or sells any Options and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion, exchange or exercise of any Convertible Securities issuable upon exercise of such Option is less than the Applicable Price or the Closing Bid Price, as the case may be, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this
Section 10(a)(i), the "lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion, exchange or exercise of any Convertible Securities issuable upon exercise of such Option" shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon granting or sale of the Option, upon exercise of the Option and upon conversion, exchange or exercise of any Convertible Security issuable upon exercise of such Option. No further adjustment of the Standard Conversion Price shall be made upon the actual issuance of such Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion, exchange or exercise of such Convertible Securities.

                           (ii) Issuance of Convertible Securities. If the
Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon such conversion, exchange or exercise thereof is less than the Applicable Price or the Closing Bid Price, as the case may be, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance of sale of such Convertible Securities for such price per share. For the purposes of this Section 10(a)(ii), the "lowest price per share for which one share of Common Stock is issuable upon such conversion, exchange or exercise" shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the issuance or sale of the Convertible Security and upon the conversion, exchange or exercise of such Convertible Security. No further adjustment of the Standard Conversion Price shall be made upon the actual issuance of such Common Stock upon conversion, exchange or exercise of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Standard Conversion Price had been or are to be made pursuant to other provisions of this Section 10(a), no further adjustment of the Standard Conversion Price shall be made by reason of such issue or sale.

                           (iii) Change in Option Price or Rate of Conversion.
If the purchase or exercise price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exchange or exercise of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable or exercisable for Common Stock changes at any time, the Standard Conversion Price in effect at the time of such change shall be adjusted to the Standard Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 10(a)(iii), if the terms of any Option or Convertible Security that was outstanding as of the date of issuance of the Debentures are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change. No adjustment shall be made if such adjustment would result in an increase of the Standard Conversion Price then in effect.

                           (iv) Calculation of Consideration Received. In case
any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for a consideration of $0.01. If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the gross amount received by the Company therefor. If any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company will be the fair value of such consideration, except where such consideration consists of marketable securities, in which case the amount of consideration received by the Company will be the arithmetic average of the Closing Sale Prices of such securities during the ten (10) consecutive trading days ending on the date of receipt of such securities. The fair value of any consideration other than cash or securities will be determined jointly by the Company and the holders of at least two-thirds of the Outstanding Principal Amount of the Debentures then outstanding. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the "Valuation Event"), the fair value of such consideration will be determined within five (5) Business Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser selected by the Company and the holders of at least two-thirds of the Outstanding Principal Amount of the Debentures then outstanding. The determination of such appraiser shall be deemed binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

                           (v) Record Date. If the Company takes a record of the
holders of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (B) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

                  (b) Adjustment of Standard Conversion Price upon Subdivision or Combination of Common Stock. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Standard Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares and the Standard Conversion Price in effect immediately prior to such combination will be proportionately increased.

                  (c) Holder's Right of Alternative Conversion Price Following Issuance of Convertible Securities. If the Company in any manner issues or sells any Options or Convertible Securities after the Issuance Date that are convertible into or exchangeable or exercisable for Common Stock at a price which varies or may vary with the market price of the Common Stock, including by way of one or more reset(s) to a fixed price (each of the formulations for such variable price being herein referred to as, the "Variable Price"), the Company shall provide written notice thereof via facsimile and overnight courier to the Holder (the "Variable Notice") on the date of issuance of such Convertible Securities or Options. From and after the date the Company issues any such Convertible Securities or Options with a Variable Price, the Holder shall have the right, but not the obligation, in its sole discretion to substitute the Variable Price for the Conversion Price upon conversion of any Debentures held by it by designating in the Conversion Notice delivered upon conversion of such Debentures that solely for purposes of such conversion the Holder is relying on the Variable Price rather than the Conversion Price then in effect. The Holder's election to rely on a Variable Price for a particular conversion of Debentures shall not obligate the Holder to rely on a Variable Price for any future conversions of Debentures.

                  (d) Other Events. If any event occurs of the type contemplated by the provisions of this Section 10 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company's Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of the Debentures; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 10.

                  (e) Notices.

                           (i) Immediately upon any adjustment of the Conversion
Price pursuant to this Section 10, the Company will give written notice thereof to the Holder, setting forth in reasonable detail, and certifying, the calculation of such adjustment. In the case of a dispute as to the determination of such adjustment, then such dispute shall be resolved in accordance with the procedures set forth in Section 27.

                           (ii) The Company will give written notice to the
Holder at least ten (10) Business Days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any pro rata subscription offer to holders of Common Stock or (C) for determining rights to vote with respect to any Organic Change (as defined in Section 12(a)), dissolution or liquidation, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such holder.

                           (iii) The Company will also give written notice to
the Holder at least ten (10) Business Days prior to the date on which any Organic Change, dissolution or liquidation will take place, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.

                  (f) Taxes. The Company shall pay any and all documentary, stamp, transfer (but only in respect of the registered holder thereof) and other similar taxes that may be payable with respect to the issuance and delivery of Common Stock upon the conversion of Debentures.

         11. Redemption at Option of Holders.

                  (a) Redemption Option Upon Triggering Event. In addition to all other rights of the Holder contained herein, after a Triggering Event (as defined below), the Holder shall have the right, at the Holder's option, to require the Company to redeem all or a portion of the Debentures held by the Holder at a price equal to the greater of (i) 125% of the Outstanding Principal Amount of the portion of the Debenture being redeemed plus accrued and unpaid interest thereon and (ii) the product of (A) the aggregate number of shares of Common Stock for which the Outstanding Principal Amount of the Debenture being redeemed would be converted into as of the date immediately preceding the Triggering Event without regard to any limitations to conversions contained herein multiplied by (B) the greater of (x) the Conversion Price and (y) the Closing Sale Price then most recently reported (the "Triggering Event Redemption Price").

                  (b) "Triggering Event". A "Triggering Event" shall be deemed to have occurred at such time as any of the following events:

                           (i) the failure of the Registration Statement to be
declared effective by the SEC on or prior to the date that is 60 days after the Effectiveness Deadline (as defined in the Registration Rights Agreement);

                           (ii) while the Registration Statement is required to
be maintained effective pursuant to the terms of the Registration Rights Agreement, the effectiveness of the Registration Statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to the Holder for sale of all of the Registrable Securities (as defined in the Registration Rights Agreement) in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of five (5) consecutive trading days (excluding days during an Allowable Grace Period (as defined in the Registration Rights Agreement));

                           (iii) the suspension from trading or failure of the
Common Stock to be listed on NASDAQ for a period of five (5) consecutive trading days or for more than an aggregate of ten (10) trading days in any 365-day period;

                           (iv) the Company's notice or the Transfer Agent's
notice, at the Company's direction, to any holder of Debentures, including by way of public announcement, at any time, of its intention not to comply, as required, with a request for conversion of any Debentures into shares of Common Stock that is tendered in accordance with the provisions of the Debentures;

                           (v) a Conversion Failure; or

                           (vi) upon the Company's receipt of a Conversion
Notice, the Company shall not be obligated to issue shares of Common Stock upon such Conversion due to the provisions of Section 6(b).

                  (c) Mechanics of Redemption at Option of Buyer Upon Triggering Event. Within two (2) Business Days after the occurrence of a Triggering Event, the Company shall deliver written notice thereof via facsimile and overnight courier ("Notice of Triggering Event") to each holder of Debentures. At any time after the earlier of a holder's receipt of a Notice of Triggering Event and such holder becoming aware of a Triggering Event, any holder of Debentures then outstanding may require the Company to redeem the Debentures held by it by delivering written notice thereof via facsimile and overnight courier ("Notice of Redemption at Option of Buyer") to the Company, which Notice of Redemption at Option of Buyer shall indicate the Outstanding Principal Amount of the Debenture that such holder is electing to redeem.

                  (d) Payment of Triggering Event Redemption Price. Upon the Company's receipt of a Notice(s) of Redemption at Option of Buyer from any holder of Debentures, the Company shall immediately notify each holder of Debentures by facsimile of the Company's receipt of such notice(s). The Company shall deliver on the fifth (5th) Business Day after the Company's receipt of the first Notice of Redemption at Option of Buyer the Triggering Event Redemption Price to all holders that deliver a Notice of Redemption at Option of Buyer prior to the fifth Business Day after the Company's receipt of the first Notice of Redemption at Option of Buyer; provided that, if required by Section 8, a holder's Debentures shall have been delivered to the Transfer Agent. If the Company is unable to make payment in respect of all of the Debentures for which the redemption option has been exercised, the Company shall (i) redeem a pro rata amount from each holder of Debentures based on the Outstanding Principal Amount of the Debentures submitted for redemption by such holder relative to the aggregate principal Amount of the Debentures submitted for redemption by all holders of Debentures and (ii) in addition to any remedy such holder of Debentures may have, pay to each holder interest at the rate of 1.5% per month (prorated for partial months) in respect of the Outstanding Principal Amount of each Debenture not redeemed in full pursuant to such holder's election until paid in full.

                  (e) Void Redemption. In the event that the Company does not pay the Triggering Event Redemption Price within the time period set forth in
Section 11(d), at any time thereafter and until the Company pays such unpaid applicable Triggering Event Redemption Price in full, a holder of Debentures shall have the option (the "Void Optional Redemption Option") to, in lieu of redemption, require the Company to promptly return to such holder any or all of the Debentures that were submitted by such holder under this Section 11 and for which the applicable Triggering Event Redemption Price (together with any interest thereon) has not been paid, by sending written notice thereof to the Company via facsimile (the "Void Optional Redemption Notice"). Upon the Company's receipt of such Void Optional Redemption Notice, (i) the Notice of Redemption at Option of Buyer shall be null and void with respect to the Outstanding Principal Amount of the Debentures subject to the Void Optional Redemption Notice, (ii) the Company shall immediately return any Debentures subject to the Void Optional Redemption Notice, and (iii) the Standard Conversion Price of such returned Debentures shall be adjusted to the lesser of (A) the Standard Conversion Price as in effect on the date on which the Void Optional Redemption Notice is delivered to the Company and (B) the lowest Weighted Average Price of the Common Stock during the period beginning on the date on which the Notice of Redemption at Option of Buyer is delivered to the Company and ending on the date on which the Void Optional Redemption Notice is delivered to the Company.

                  (f) Disputes; Miscellaneous. In the event of a dispute as to the determination of the arithmetic calculation of the Triggering Event Redemption Price, such dispute shall be resolved pursuant to Section 6(e)(iii) above with the term "Triggering Event Redemption Price" being substituted for the term "Conversion Rate". A holder's delivery of a Void Optional Redemption Notice and exercise of its rights following such notice shall not effect the Company's obligations to make any payments which have accrued prior to the date of such notice. In the event of a redemption pursuant to this Section 11 of less than all of the Outstanding Principal Amount represented by a particular Debenture, the Company shall promptly cause to be issued and delivered to the holder of such Debenture a new Debenture representing the remaining Outstanding Principal Amount which has not been redeemed, if necessary.

                  (g) Redemption for Failure to Obtain NASD Approval and Shareholder Approval. In addition to all other rights of the Holder contained herein, if the Company (A) shall fail to obtain the NASD Approval on or prior to the NASD Deadline and (B) shall fail to obtain the Shareholder Approval on or prior to the Stockholder Meeting Deadline, the Holder shall have the right, at the Holder's option, to require the Company to redeem up to that number of Debentures held by such holder of which the Outstanding Principal Amount is equal to (i) the Escrow Amount multiplied by (ii) a fraction (x) the numerator of which is equal to the Outstanding Principal Amount of the Debentures held by such holder and (y) the denominator of which is equal to the Outstanding Principal Amount of all Debentures at a price equal to par plus accrued and unpaid interest thereon (the "Shareholder Approval Failure Redemption Price"). Within one Business Day after the failure of the Company to obtain the Shareholder Approval on or prior to the Stockholder Meeting Deadline, the Company shall deliver written notice thereof via facsimile and overnight courier ("Notice of Shareholder Approval Failure") to each holder of Debentures. At any time during the period commencing on the earlier of a holder's receipt of a Notice of Shareholder Approval Failure and such holder becoming aware of a Shareholder Approval Failure and ending at 11:59 PM (New York City time) on the fifth (5th) Business Day after the holder's receipt of Notice of Shareholder Approval Failure, any holder of Debentures then outstanding may require the Company to redeem up to that amount of outstanding principal of Debentures held by such holder equal to (i) the Escrow Amount multiplied by (ii) a fraction (x) the numerator of which is the aggregate Outstanding Principal Amount of the Debentures held by such holder and (y) the denominator of which is equal to the aggregate Outstanding Principal Amount of all Debentures by delivering written notice thereof via facsimile and overnight courier ("Notice of Shareholder Approval Failure Redemption") to the Company and the Escrow Agent, which Notice of Shareholder Approval Failure Redemption shall indicate the Outstanding Principal Amount of the Debentures that such holder is electing to redeem. Upon the Company's receipt of a Notice(s) of Shareholder Approval Failure Redemption from any holder of Debentures, the Company shall immediately notify each holder of Debentures by facsimile of the Company's receipt of such notice(s). The Escrow Agent, on behalf of the Company, shall deliver on the fifth (5th) Business Day after the Company's receipt of the first Notice of Shareholder Approval Failure Redemption the Shareholder Approval Failure Redemption Price to all holders that deliver a Notice of Shareholder Approval Failure Redemption prior to the fifth
(5th) Business Day after the Company's receipt of the first Notice of Shareholder Approval Failure Redemption.

         12. Other Rights of Holders.

                  (a) Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company's assets to another Person or other transaction which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as "Organic Change." Prior to the consummation of any (i) sale of all or substantially all of the Company's assets to an acquiring Person or (ii) other Organic Change following which the Company is not a surviving entity, the Company will secure from the Person purchasing such assets or the successor, or, if applicable, the parent of the successor, resulting from such Organic Change (in each case, the "Acquiring Entity") a written agreement (in form and substance reasonably satisfactory to the holders of at least two-thirds of the Outstanding Principal Amount of the Debentures then outstanding) to deliver to each holder of Debentures in exchange for such shares, a security of the Acquiring Entity evidenced by a written instrument substantially similar in form and substance to the Debentures, including, without limitation, having a principal amount equal to the Outstanding Principal Amount and being of rank equal to the Debentures held by such holder, and reasonably satisfactory to the holders of at least two-thirds of the Outstanding Principal Amount of the Debentures then outstanding. Prior to the consummation of any other Organic Change, the Company shall make appropriate provision (in form and substance reasonably satisfactory to the holders of at least two-thirds of the Outstanding Principal Amount of the Debentures then outstanding) to insure that each of the holders of the Debentures will thereafter have the right to acquire and receive in lieu of or in addition to (as the case may be) the shares of Common Stock and Preferred Shares (or fractional interests therein) immediately theretofore acquirable and receivable upon the conversion of such holder's Debentures such shares of stock, securities or assets that would have been issued or payable in such Organic Change with respect to or in exchange for the number of shares of Common Stock and Preferred Shares (or fractional interests therein) which would have been acquirable and receivable upon the conversion of such holder's Debentures as of the date of such Organic Change (without taking into account any limitations or restrictions on the convertibility of the Debentures).

                  (b) Optional Redemption Upon Change of Control. In addition to the rights of the holders of Debentures, upon a Change of Control (as defined below) of the

Company each holder of Debentures shall have the right, at such holder's option, to require the Company to redeem all or a portion of such holder's Debentures at a price equal to 125% of the Outstanding Principal Amount plus accrued and unpaid interest ("Change of Control Redemption Price"). No sooner than 20 Business Days nor later than 10 Business Days prior to the consummation of a Change of Control, but not prior to the public announcement of such Change of Control, the Company shall deliver written notice thereof via facsimile and overnight courier (a "Notice of Change of Control") to each holder of Debentures. At any time during the period beginning after receipt of a Notice of Change of Control (or, in the event a Notice of Change of Control is not delivered at least 10 Business Days prior to a Change of Control, at any time on or after the date which is 10 Business Days prior to a Change of Control) and ending on the date of such Change of Control, any holder of the Debentures then outstanding may require the Company to redeem all or a portion of the holder's Debentures then outstanding by delivering written notice thereof via facsimile and overnight courier (a "Notice of Redemption Upon Change of Control") to the Company, which Notice of Redemption Upon Change of Control shall indicate (i) the Outstanding Principal Amount of the Debentures that such holder is submitting for redemption, and (ii) the applicable Change of Control Redemption Price, as calculated pursuant to this Section 12(b). Upon the Company's receipt of a Notice(s) of Redemption Upon Change of Control from any holder of Debentures, the Company shall promptly, but in no event later than one (1) Business Day following such receipt, notify each holder of Debentures by facsimile of the Company's receipt of such Notice(s) of Redemption Upon Change of Control. The Company shall deliver the applicable Change of Control Redemption Price simultaneously with the consummation of the Change of Control; provided that, if required by Section 8, a holder's Debentures shall have been so delivered to the Company. Payments provided for in this Section 12(b) shall have priority to payments to other debtholders and the stockholders of the Company in connection with a Change of Control. For purposes of this Section 10(b), "Change of Control" means (i) the consolidation, merger or other business combination of the Company with or into another Person (other than (A) a consolidation, merger or other business combination in which holders of the Company's voting power necessary to elect a majority of the members of the board of directors immediately prior to the transaction continue after the transaction to hold, directly or indirectly, at least 70% of the voting power with respect to election of the members of the board of directors of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of the surviving entity or entities, or (B) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company), (ii) the sale or transfer of all or substantially all of the Company's assets, which, for the avoidance of doubt, shall be deemed to include any sale or transfer of ten percent (10%) or more of the equity in, or any substantial part of the assets of, the Corporation's Sorrento Networks, Inc. subsidiary, or (iii) a purchase, tender or exchange offer made to and accepted by the holders of more than 50% of the aggregate voting power of the outstanding Common Stock.

         13. Reservation of Stock Issuable Upon Conversion.

                  The Company shall, so long as any of the Debentures are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued Common Stock and preferred stock, solely for the purpose of effecting the conversions of the Debentures, such number of shares of Common Stock and Preferred Shares (and fractional interests therein) as shall from time to time be sufficient to effect the conversion of all of the Debentures then outstanding; provided that the number of shares of Common Stock and Preferred Shares (and fractional interests therein) so reserved shall at no time be less than, 200% of the number of shares of Common Stock and Preferred Shares (and fractional interests therein) needed to provide for the issuance of the shares of Common Stock and Preferred Shares (and fractional interests therein) upon conversion of all of the Debentures (without regard to any limitations on conversion). The initial number of shares of Common Stock and Preferred Shares (and fractional interests therein) reserved for conversions of the Debentures and each increase in the number of shares so reserved shall be allocated pro rata among the holders of the Debentures based on the Outstanding Principal Amount of the Debentures held by each holder at the time of issuance of the Debentures or increase in the number of reserved shares, as the case may be. In the event a holder shall sell or otherwise transfer any portion of the Outstanding Principal Amount of such holder's Debentures, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock and Preferred Shares (and fractional interests therein) reserved for such transferor. Any shares of Common Stock and Preferred Shares (and fractional interests therein) reserved and allocated to any Person which ceases to hold any Debentures shall be allocated to the remaining holders of Debentures, pro rata based on the Outstanding Principal Amount of Debentures then held by such holders.

         14. No Reissuance of Debentures. No Debentures acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such Debentures shall be retired. No additional Debentures shall be authorized or issued without the consent of the holders of at least two-thirds of the Outstanding Principal Amount of the Debentures.

         15. No Impairment. The Company shall not intentionally take any action which would impair the rights and privileges of the Debentures set forth herein or the Holders thereof.

         16. Rank of Subordinated Debt; Liens. Without the prior written consent of the holders of not less than two-thirds of the Outstanding Principal Amount of the Debentures and other than the (a) Credit Facility, (b) debt incurred in the ordinary course of business with respect to the acquisition of equipment and production related assets, but not in excess of the purchase price therefor, (c) operating leases, exclusive of synthetic leases, of equipment and (d) refinancing of the debt existing on the date hereof so long as such refinancing does not increase the weighted average interest rate applicable thereto or accelerate the stated maturity thereof from that in effect prior to such refinancing, the Company shall not, and shall not permit any of its Subsidiaries to issue or incur, any debt that is of senior or pari-passu rank to the Debentures in respect of rights or preferences as to payments upon liquidation, dissolution, winding up or otherwise of the Company. Without the prior written consent of not less than two-thirds of the Outstanding Principal Amount of the Debentures, other than (a) in connection with the Credit Facility and (b) in connection with the acquisition in the ordinary course of business of equipment and production related assets subject to purchase money security interests for amounts not in excess of the fair market value of such equipment and other assets, the Company shall not create or suffer to exist, or permit any of its subsidiaries to create or suffer to exist, any lien, mortgage, security interest, charge or other encumbrance upon or with respect to any of their properties, rights or other assets, whether now owned or hereafter acquired, or assign or otherwise transfer or permitted any of its subsidiaries to assign or otherwise transfer, any right to receive income (other than liens for taxes not yet due or being contested in good faith or incurred or arising in the ordinary course of business for amounts not more than 60 days past due or which are being diligently contested and which involve any significant risk of forfeiture). In addition, neither the Company nor any of its Subsidiaries shall issue or incur any debt for borrowed money that is subordinate to the Debentures in respect of rights or preferences as to payments upon liquidation, dissolution, winding up or otherwise of the Company or any of its subsidiaries or issue any redeemable preferred stock (collectively with such debt, "Subordinated Debt") unless the Subordinated Debt has a maturity date occurring later in time than the Maturity Date and, other than with respect to any series of preferred stock, the holders of not less than two-thirds of the Outstanding Principal Amount of the Debentures have approved in writing the provisions of the Subordinated Debt subordinating such Subordinated Debt to the Debentures. For purposes hereof, "Subordinated Debt" shall include any and all obligations of the Company or any of its Subsidiaries evidenced by a bond, debenture, note or other like written obligation to pay money, including (without limitation) any redeemable preferred stock. The Company shall no longer be bound by any provision of this Section 16 at such time as the Outstanding Principal Amount of all Debentures is less than $5,000,000.

         17. Limitation on Beneficial Ownership. The Company shall not effect and shall have no obligation to effect any conversion of Debentures, and no holder of Debentures shall have the right to convert any Debentures, to the extent that after giving effect to such conversion, the beneficial owner of such shares (together with such Person's affiliates) would have acquired, through conversion of Debentures or otherwise, beneficial ownership of a number of shares of Common Stock that exceeds 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by a Person and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the Debentures with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted Debentures beneficially owned by such Person or any of its affiliates and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such Person or any of its affiliates. For purposes of this Section 17, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. For purposes of this Section 17, in determining the number of outstanding shares of Common Stock, a holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company's most recent Form 10-Q, Form 10-K or other public filing with the SEC, as the case may be,
(2) a more recent public announcement by the Company, or (3) any other notice by the Company or its transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written request of the Holder, the Company shall promptly, but in no event later than one (1) Business Day following the receipt of such notice, confirm in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to conversions of Debentures and exercise of the Warrants by the Holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported.

         18. Obligations Absolute. No provision of this Debenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the Outstanding

Principal Amount of, and interest on, this Debenture at the time, place and rate, and in the manner, herein prescribed.

         19. Waivers of Demand, Etc. The Company hereby expressly waives demand and presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, notice of acceleration or intent to accelerate, bringing of suit and diligence in taking any action to collect amounts called for hereunder and will be directly and primarily liable for the payment of all sums owing and to be owing hereon, regardless of and without any notice, diligence, act or omission as or with respect to the collection of any amount called for hereunder.

         20. Replacement Debentures. In the event that any Holder notifies the Company that its Debenture(s) have been lost, stolen or destroyed, replacement Debenture(s) identical in all respects to the original Debenture(s) (except for registration number and Outstanding Principal Amount, if different than that shown on the original Debenture(s)) shall be issued by the Company to the Holder, provided that the Holder executes and delivers to the Company an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such Debenture(s).

         21. Payment of Expenses. The Company agrees to pay all reasonable expenses, including reasonable attorneys' fees, which may be incurred by the Holder in enforcing the provisions of this Debenture and/or collecting any amount due under this Debenture, the Securities Purchase Agreement, the Warrants, or the Registration Rights Agreement.

         22. Defaults. The following shall constitute "Events of Default":

                  (a) Any money judgment (including any arbitration award, but only if reduced to a judgment), writ or warrant of attachment, or similar process in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate shall be entered or filed against the Company, its subsidiaries or any of their properties or other assets and which shall remain unpaid, unvacated, unbonded or unstayed for a period of sixty (60) days; or

                  (b) The Company shall default in the payment of (i) interest on this Debenture, and such default shall continue for two (2) Business Days after the due date thereof, or (ii) the Outstanding Principal Amount of this Debenture; or

                  (c) Any of the representations or warranties made by the Company herein, in the Securities Purchase Agreement, the Registration Rights Agreement, or in any certificate or financial or other statements heretofore or hereafter furnished by or on behalf of the Company in connection with the execution and delivery of this Debenture or the Securities Purchase Agreement shall be false or misleading in any material respect at the time made and such condition (to the extent capable of being cured) shall continue uncured for a period of ten (10) Business Days after notice from the Holder of such condition; or

                  (d) The Company shall fail to perform or observe in any respect any covenant or agreement in the Securities Purchase Agreement, the Registration Rights Agreement, the Warrants or this Debenture, including, without limitation, the failure to honor any Conversion Notice or Exercise Notice (as defined in the Warrants) and deliver shares pursuant thereto, and such failure shall continue uncured for a period of ten
(10) Business Days after notice from the Holder of such failure, except that any breach of Section 4(aa) of the Securities Purchase Agreement shall not be subject to said ten (10) Business Day cure period; instead, any breach of
Section 4(aa) of the Securities Purchase Agreement shall constitute an immediate Event of Default; or

                  (e) The Company shall (i) become insolvent; (ii) admit in writing its inability to pay its debts generally as they mature; (iii) make an assignment for the benefit of creditors or commence proceedings for its dissolution; or (iv) apply for or consent to the appointment of a trustee, liquidator or receiver for it or for a substantial part of its property or business; or

                  (f) A trustee, liquidator or receiver shall be appointed for the Company or for a substantial part of its property or business without its consent and shall not be discharged within sixty (60) days after such appointment; or

                  (g) Any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the Company and shall not be dismissed within sixty (60) days thereafter; or

                  (h) Bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings, or relief under any bankruptcy law or any law for the relief of debt, shall be instituted by or against the Company and, if instituted against the Company, shall not be dismissed within sixty (60) days after such institution or the Company shall by any action or answer approve of, consent to, or acquiesce in any such proceedings or admit to any material allegations of, or default in answering a petition filed in any such proceeding; or

                  (i) The Company shall fail to pay any debt for borrowed money or other similar obligation or liability ("Indebtedness") (excluding Indebtedness evidenced by this Debenture) in excess of $100,000 in the aggregate, or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or any other default under any agreement or instrument relating to any such Indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

                  (j) A material adverse change in the condition or operations, financial or otherwise, of the Company, as determined by the Holder in its sole discretion, shall occur and 5 days prior written notice thereof shall have been given to the Company by the Holder.

         Unless an Event of Default shall have been waived in writing by holders of two-thirds of the Outstanding Principal Amount of the Debentures (which waiver shall not be deemed to be a waiver of any subsequent default), at the option of and (except in the case of clause (h) above) on notice by the holders of at least 25% of the Outstanding Principal Amount of the Debentures and in the sole discretion of at least 25% of the holders of the Outstanding Principal Amount of the Debentures, the holders of at least 25% of the Outstanding Principal Amount of the Debentures may declare the Debentures immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything herein or in any other instruments contained to the contrary notwithstanding, and the Holder may immediately, and without expiration of any period of grace, enforce any and all of the Holder's rights and remedies provided herein or any other rights or remedies afforded by law. In such event, this Debenture shall be redeemed at a redemption price equal to 125% of the Outstanding Principal Amount of the Debenture, plus accrued interest on this Debenture. In addition to the foregoing, and notwithstanding any waiver by Holder with respect to an Event of Default, upon an Event of Default, the rate of interest on this Debenture, shall, to the maximum extent of the law, be permanently increased by two percent (2%) per annum (i.e., from 9.75% to 11.75% per annum) commencing on the first day of the thirty (30) day period (or part thereof) following the Event of Default; an additional two percent (2%) per annum commencing on the first day of each of the second and third such thirty (30) day periods (or part thereof); and an additional one percent (1%) on the first day of each consecutive thirty (30) day period (or part thereof) thereafter until this Debenture has been duly converted or redeemed as herein provided; provided that in no event shall the rate of interest exceed the lower of 20% or the highest rate permitted by applicable law. Any such interest which is not paid when due shall, to the maximum extent permitted by law, accrue interest until paid at the rate from time to time applicable to interest on the Debentures as to which the Event of Default has occurred.

         23. Savings Clause. In case any provision of this Debenture is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Debenture will not in any way be affected or impaired thereby.

         24. Entire Agreement. This Debenture, and the agreements referred to in this Debenture constitute the full and entire understanding and agreement between the Company and the Holder with respect to the subject hereof. Neither this Debenture nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Company and the Holder.

         25. Assignment, Etc. The Holder may, subject to compliance with the Securities Purchase Agreement and to applicable federal and state securities laws, transfer or assign this Debenture or any interest herein and may pledge, encumber or transfer any of its rights or interest in and to this Debenture or any part hereof and, without limitation, each assignee, transferee and pledgee (which may include any affiliate of the Holder) shall have the right to transfer or assign its interest. Each such assignee, transferee and pledgee shall have all of the rights of the Holder under this Debenture. The Company agrees that, subject to compliance with the Securities Purchase Agreement, after receipt by the Company of written notice of assignment from the Holder or from the Holder's assignee, all principal, interest and other amounts which are then, and thereafter become, due under this Debenture shall be paid to such assignee, transferee or pledgee at the place of payment designated in such notice. This Debenture shall be binding upon the Company and its successors and shall inure to the benefit of the Holder and its successors and assigns.

         26. No Waiver. No failure on the part of the Holder to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Holder of any right, remedy or power hereunder preclude any other or future exercise of any other right, remedy or power. Each and every right, remedy or power hereby granted to the Holder or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Holder from time to time.

         27. Miscellaneous. Unless otherwise provided herein, any notice or other communication to a party hereunder shall be sufficiently given if in writing and personally delivered or sent by facsimile with copy sent in another manner herein provided or sent by courier (which for all purposes of this Debenture shall include Federal Express, UPS or other recognized overnight courier) or mailed to said party by certified mail, return receipt requested, at its address provided for in the Securities Purchase Agreement or such other address as either may designate for itself in such notice to the other and communications shall be deemed to have been received when delivered personally, on the scheduled arrival date when sent by next day or 2-day courier service or if sent by facsimile upon receipt of transmittal confirmation or if sent by mail then three days after deposit in the mail. Whenever the sense of this Debenture requires, words in the singular shall be deemed to include the plural and words in the plural shall be deemed to include the singular. If more than one company is named herein, the liability of each shall be joint and several. Paragraph headings are for convenience only and shall not affect the meaning of this document.

         28. Choice of Law and Venue; Waiver of Jury Trial. THIS DEBENTURE SHALL BE CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW OR CHOICE OF LAW (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW). The parties hereto hereby agree that all actions or proceedings arising directly or indirectly from or in connection with this Debenture shall be litigated only in the United States District Court for the Southern District of New York located in New York County, New York or in a state court located in the borough of Manhattan. The parties hereto consent to the exclusive jurisdiction and venue of the foregoing courts and consent that any process or notice of motion or other application to either of said courts or a judge thereof may be served inside or outside the State of New York or the Southern District of New York by registered mail, return receipt requested, directed as provided in Section 27 (and service so made shall be deemed complete five (5) days after the same has been posted as aforesaid) or by personal service or in such other manner as may be permissible under the rules of said courts. The parties hereto hereby waive any right to a jury trial in connection with any litigation pursuant to this Debenture.

         29. Rule 144. With a view to making available to the Holder the benefits of Rule 144 promulgated under the Securities Act ("Rule 144") and any other rule or regulation of the SEC that may at any time permit the Holder to sell the underlying stock of the Company issuable upon conversion or exercise of the Debentures and the Warrants to the public without registration, the Company agrees to use its reasonable best efforts to:

                  (i) make and keep public information available, as those terms are understood and defined in Rule 144, at all times;

                  (ii) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"); and

                  (iii) furnish to any Holder, forthwith upon request, a written statement by the Company (provided true at the time) that it has complied with the applicable reporting and filing requirements of the Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed by the Company as may be reasonably requested to permit any such Holder to take advantage of any rule or regulation of the SEC permitting the selling of any such securities without registration.

         30. Restriction on Redemption and Cash Dividends. Unless all of the Debentures have been converted or redeemed as provided herein, the Company shall not, directly or indirectly, nor shall the Company permit any of its Subsidiaries to, directly or indirectly, redeem, repurchase, or declare or pay any cash dividend, distribution or any other payment on, its capital stock without the prior express written consent of the holders of not less than two-thirds of the Outstanding Principal Amount of the Debentures then outstanding, except (a) as may be required by the terms of the Series F Preferred Stock, (b) in connection with the exchange of the Subsidiary Preferred Stock solely for shares of any class of capital stock of the Company or (c) solely with respect to redemption or repurchases by Sorrento Networks, Inc., as may be legally required by the terms of the Subsidiary Preferred Stock.

                  IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by an officer thereunto duly authorized.

                          Dated:  _________ ___, 2001

                          SORRENTO NETWORKS CORPORATION

                          By:
                             --------------------------------------------------

                          Name:  Joe R. Armstrong
                          Title:   Chief Financial Officer

ATTEST

------------------------------
Name:
Title:

                                    EXHIBIT I

                      (To be Executed by Registered Holder
                         in order to Convert Debenture)

                                CONVERSION NOTICE
                                       FOR
              9.75% SENIOR CONVERTIBLE DEBENTURE DUE AUGUST 2, 2004

The undersigned, as Holder of the 9.75% Senior Convertible Debenture Due August 2, 2004 of SORRENTO NETWORKS CORPORATION (the "Company"), No. _, in the outstanding principal amount of $_______ (the "Debenture"), hereby elects to convert $_______ of the outstanding principal amount of the Debenture into shares of Common Stock, par value $.30 per share (the "Common Stock") of the Company, and/or into shares or fractional interests therein of Series F Preferred Stock, par value $.01 per share (the "Preferred Shares"), of the Company according to the conditions of the Debenture, as of the date written below. The undersigned confirms that the representations and warranties contained in Section 2 of the Securities Purchase Agreement entered into in connection with the initial issuance of the Debentures are true and correct as to the undersigned as of the date hereof.

         Date of Conversion:___________________________________________________

         Principal Amount of Debentures to be converted:_______________________

         Tax ID Number (If applicable):________________________________________

Please confirm the following information:______________________________________

         Conversion Price:_____________________________________________________

         Number of shares of Common Stock to be issued:________________________

         Number of Preferred Shares to be issued:______________________________

         Is the Variable Price being relied on pursuant to Section 10(c) of the Debenture? (check one) YES ____ No ____

         Please issue the Common Stock and Preferred Shares, or fractions thereof, into which the Debentures are being converted and, if applicable, any check drawn on an account of the Company in the following name and to the following address:

         Issue to:_________________________________________

                  _________________________________________

         Address: _________________________________________

         Telephone Number: ________________________________

         Facsimile Number:_________________________________

         Authorization:____________________________________

         By:_______________________________________________

         Title:____________________________________________

         Dated:

         Account Number (if electronic book entry transfer):___________________

         Transaction Code Number (if electronic book entry transfer):__________

[NOTE TO HOLDER -- THIS FORM MUST BE SENT CONCURRENTLY TO TRANSFER AGENT]

                                   EXHIBIT II

[Attach Series F Preferred Stock Certificate of Designations]